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                                                                     EXHIBIT 3.2

                          SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             GLOBAL KNOWLEDGE, INC.

                            ________________________


     GLOBAL KNOWLEDGE, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is GLOBAL KNOWLEDGE, INC. The Corporation was originally incorporated under the name GKN HOLDINGS, INC., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of
State of Delaware on                   , 1995.

     2. The Certificate of Incorporation of the Corporation, is hereby amended and restated to read in its entirety as follows:

     "FIRST:  The name of the Corporation is GLOBAL KNOWLEDGE, INC.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

     THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock") and 195,000,000 shares of Common Stock, $.01 par value ("Common Stock").

     The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:
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                             A.    PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, determination of the following:

          1. The number of shares constituting a series, the distinctive designation of a series and the stated value of a series, if different from the par value.

          2. The dividend rate on the shares of a series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          3. Whether a series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          4. Whether a series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

          5. Whether or not the shares of a series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less then all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          6. Whether a series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          7. The rights of a shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of a series; and

          8. Any other powers, preferences, rights or limitations that may be granted or imposed upon each series of Preferred Stock.

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                                B.  COMMON STOCK

          All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges:

          1. Dividends. When and as dividends are declared upon the Common Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

          2. Voting Rights. Each holder of Common Stock shall be entitled to one vote per share.

          FIFTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.

          SIXTH:    The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

          SEVENTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes this ARTICLE SEVENTH, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the Corporation's request as a director of another corporation, partnership, joint venture, trust or other enterprise, and "personal liability to the Corporation or its stockholder" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to such corporation's, partnership's, joint venture's, trust's or other enterprise's security holders, joint venturers, partners, beneficiaries, or investors.

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          EIGHTH:   The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses incurred by any person so entitled to indemnification in defending an action, suit or proceeding whether civil, criminal, administrative or investigative may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case and in occurrence with Section 145 of the General Corporation Law of the State of Delaware, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

          NINTH:    This Article Ninth is inserted for the management of the
business and for the conduct of the affairs of the Corporation.

     1. Election of Directors. Except as otherwise provided by law or the By-laws of the Corporation, Directors shall be elected at the annual meeting of stockholders. At election, persons receiving a plurality of the votes cast, shall be the Directors. Acceptance of the office of Director may be expressed orally or in writing, and attendance at the organization meeting shall constitute such acceptance.

     2. Number of Directors. The number of Directors shall be such number as shall be determined from time to time by the Board of Directors.

     3. Term of Directors. The Directors shall be classified in accordance with the Bylaws of the Corporation with respect to time for which they shall severally hold office and all Directors shall hold office until their successors are chosen and qualified, or until their earlier death, resignation, or removal.

     4. Quorum and Manner of Acting. Unless otherwise provided by law, the presence of 50% of the whole Board of Directors (or any committee thereof) shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the Directors present may adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of Directors, a quorum being present, all matters shall be in accordance with the Bylaws of the Corporation.


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     5.   Removal of Directors.  Any Director or Directors may be removed, with or without cause, at any time, in accordance with the Bylaws of the Corporation.

     6. Vacancies on Board. Any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and newly created directorships resulting from any increase in the number of directors shall be filled by the Board of Directors, or if not so filled, in accordance with the Bylaws of the Corporation.

     7. Nominations; Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the Bylaws of the Corporation.

          3. This Second Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors, by written consent pursuant to
Section 141(f) of the General Corporation Law of the State of Delaware and by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, and has been duly adopted pursuant to the requirements of Sections 242 and 245 of said General Corporation Law.

          4. The capital of the Corporation will not be reduced under, or by reason of, the foregoing Second Amended and Restated Certificate of Incorporation of the Corporation.


                               *   *   *   *   *

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          IN WITNESS WHEREOF, the Corporation has caused this Second Amended and
Restated Certificate of Incorporation to be signed by Duncan M. Anderson, its
President and Chief Executive Officer, this           day of
, 2001.



                    -----------------------------
                    Duncan M. Anderson
                    President and
                    Chief Executive Officer

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